EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

Audit Committee, Board of Directors and Stockholders
Universal Power Group, Inc:
Carrollton, Texas

We consent to incorporation by reference in Registration Statement No. 333-142736 on Form S-8 of Universal Power Group, Inc. of our report dated April 5, 2012 relating to the consolidated balance sheets of Universal Power Group, Inc as of December 31, 2011 and 2010 and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for the years then ended, which report is included in the December 31, 2011 Annual Report on Form 10-K of Universal Power Group, Inc.

/s/ BKD, LLP
Dallas, Texas
April 5, 2012